UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2014

IDT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 11, 2014, Fabrix Systems Ltd. (“Fabrix”), a subsidiary of IDT Corporation (the “Registrant”), of which the Registrant owned approximately 78% of the outstanding equity on a fully-diluted basis, entered into a Share Purchase Agreement (the “Agreement”) with Telefonaktiebolget LM Ericsson (publ) (“Ericsson”), individual shareholders of Fabrix and other parties to sell the capital stock of Fabrix to Ericsson.

On October 8, 2014, the Registrant completed the sale of Fabrix Systems (Fabrix) to Ericsson (the “Closing”). The final sale price for 100% of the shares in Fabrix was $95 million in cash, excluding working-capital and other adjustments.

IDT’s share of the sale price, net of transaction costs, is expected to be approximately $73 million in cash.   IDT and other shareholders have placed $13.0 million of their proceeds in escrow to resolve any post-closing claims that may arise.  Any unclaimed escrow balance will be released in two tranches over a period of 18 months.

The foregoing description of the disposition is a summary only and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which was filed as an exhibit to a Form 8-K that the Registrant filed with the Securities and Exchange Commission on September 12, 2014 and is incorporated herein by reference.

A copy of the Registrant’s press release announcing the Closing is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document
99.1	Press Release of the Registrant dated October 8, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ Shmuel Jonas
Name:	Shmuel Jonas
Title:	Chief Executive Officer

Dated: October 10, 2014

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release of the Registrant dated October 8, 2014.